EXHIBIT 10.61


                             EMPLOYMENT AGREEMENT


          AGREEMENT, made April 30, 1997 by and between L-3 Communications

Holdings, Inc., a Delaware corporation (the "Company") and Robert V. LaPenta

(the "Executive").


                                   RECITALS


          In order to induce Executive to serve as the President and Chief

Financial Officer of the Company, the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

          Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth.

          It is therefore hereby agreed by and between the parties as follows:

          1.  Employment.

          1.1  Subject to the terms and conditions of this Agreement, the

Company agrees to employ Executive during the Term hereof as its President and Chief Financial Officer. In his capacity as the President and Chief

Financial Executive Officer of the Company, Executive shall report to the

Chief Executive Officer (the "CEO") and shall have the customary powers,

responsibilities and authorities of presidents and chief financial officers of corporations of the size, type and nature of the Company, as it exists from time to time, and as are assigned by the CEO.

          1.2  Subject to the terms and conditions of this Agreement,

Executive hereby accepts employment as the President and Chief Financial

Officer of the Company commencing as of the date hereof (the "Commencement

Date") and agrees to devote his full business time and efforts to the
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performance of services, duties and responsibilities in connection therewith,

subject at all times to review and control of the CEO. In addition, during the Initial Term and any Renewal Term, (i) the Company agrees to nominate

Executive for election to the Board of Directors of the Company (the "Board")

and use its best efforts to cause his election to the Board and Executive agrees to serve on the Board of the Company and (ii) during the Term of

Employment, Executive also agrees to serve, if elected, as an officer and/or director of any Subsidiary of the Company, without the payment of any additional compensation therefor. Upon the termination of Executive's employment for any reason, Executive shall resign as a member of the Board of the Company or any Subsidiary of the Company.

          1.3  Nothing in this Agreement shall preclude Executive from engaging in charitable work and community affairs, from managing any investment made by him with respect to which Executive is not substantially involved with the management or operation of the entity in which Executive has invested (provided that no such investment in publicly traded equity securities or other property may exceed 5% of the equity of any entity,

without the prior approval of the Board) or from serving, subject to the prior approval of the Board, as a member of boards of directors or as a trustee of any other corporation, association or entity, to the extent that any of the above activities do not materially interfere with the performance of his duties hereunder. For purposes of the preceding sentence, any approval by the Board required therein shall not be unreasonably withheld.

          2.  Term of Employment.  Executive's term of employment under this

Agreement (the "Term of Employment") shall commence on the Commencement Date and, subject to the terms hereof, shall terminate on the earlier of (i) the fifth anniversary of the Commencement Date "Initial Term") or (ii)

termination of Executive's employment pursuant to this Agreement.

Notwithstanding the foregoing, subsequent to the Initial Term, Executive's
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Term of Employment under this Agreement shall automatically renew annually for one year renewal terms (the "Renewal Term") unless either party shall deliver to the other written notice, at least 90 days prior to the expiration of the Initial Term or any Renewal Term, that the Term of Employment shall not be extended. In such event, the Term of Employment will end at its then scheduled expiration date and shall not be further extended except by written agreement of the Company and Executive.

          3.  Compensation.

          3.1  Salary.  During the Initial Term of Executive's employment under the terms of this Agreement, the Company shall pay Executive a base salary ("Base Salary") at an initial rate of $500,000 per annum. Base Salary shall be payable in accordance with the ordinary payroll practices of the

Company. During the Term of Employment, the Board shall, in good faith,

review, at least annually, the Executive's Base Salary in accordance with the

Company's customary procedures and practices regarding the salaries of senior executives and may, if determined by the Board to be appropriate, increase

Executive's Base Salary following such review. Increases in the rate of salary, once granted, shall not be subject to revocation or decrease thereafter, and "Base Salary" for all purposes herein shall be deemed to be a reference to such higher amount.

          4.  Employee Benefits.

          4.1  Equity and Stock Options.  Simultaneously with the execution of this Agreement, the Company and Executive are entering into the

Subscription Agreement, the Option Agreement and the Stockholders' Agreement

in the forms attached hereto as Exhibits A, B and C, respectively (the

"Ancillary Documents"). Executive shall not be eligible to receive any stock option or other equity incentive other than as set forth in the Ancillary

Documents.
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          4.2  Employee Benefit Programs, Plans and Practices.  The Company

shall provide Executive while employed hereunder with coverage under such employee benefits (commensurate with his position in the Company and to the extent permitted under any employee benefit plan) in accordance with the terms thereof, which the Company makes available to its senior executives.

          4.3  Vacation.  Executive shall be entitled to twenty (20) business days paid vacation each calendar year, which shall be taken at such times as are consistent with Executive's responsibilities hereunder. Any vacation days not taken during the calendar year in which they are accrued may be carried over into the next subsequent year.

          5.  Expenses.  Subject to prevailing Company policy or such guidelines as may be established by the Board, the Company will reimburse

Executive for all reasonable expenses incurred by Executive in carrying out his duties.

          6.  Termination of Employment.

          6.1  Termination Not for Cause or for Good Reason.  (a)  The

Company or Executive may terminate Executive's Term of Employment at any time for any reason by written notice at least thirty (30) days in advance. If

Executive's employment is terminated (i) by the Company other than for Cause

(as defined in Section 6.2(b) hereof), Disability (as defined in Section 6.3 hereof) or death or (ii) by Executive for Good Reason (as defined in Section

6.1(b) hereof) prior to the end of the Initial Term or any Renewal Term, the

Company shall continue to pay Executive's Base Salary through the end of the

Initial Term or the Renewal Term (the "Continuation Period"), as the case may be, with such payments to be made in accordance with the terms of Section

3.1. (the "Severance Payments"). In addition, the Company shall continue to provide Executive during the Continuation Period with life insurance, medical and hospitalization benefits (collectively, the "Continuation Benefits")

comparable to those provided to other senior executives; provided, however,
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that any such coverage shall terminate to the extent that Executive is offered or obtains comparable life insurance, medical or hospitalization benefits coverage from any other employer during the Continuation Period.

Notwithstanding the foregoing, if Executive breaches any provision of Section

11 hereof, the remaining balance of the Severance Payments and any

Continuation Benefits shall be forfeited. Executive shall be entitled to receive the benefits, if any, provided under the employee benefit programs,

plans and practices referred to in Section 4.2, in accordance with their terms.

          (b)  For purposes of this Agreement, "Good Reason" shall mean any of the following (without Executive's express prior written consent):

          (i) A reduction by the Company in Executive's Base Salary (in which event Severance Payments shall be made based upon Executive's Base Salary in effect prior to any such reduction); or

         (ii) Any material diminution or material adverse change in Executive's titles, duties or responsibilities, unless due to a promotion or increased responsibility of Executive.

          (c)  Termination by Executive for Good Reason shall be made by delivery to the Company by Executive of written notice, given at least 45 days prior to such termination, which sets forth the conduct believed to constitute Good Reason; provided, however, that the Company shall have the opportunity to cure the Good Reason during the first 30 days of such notice period and if the Good Reason is cured within such 30-day period, Executive's notice of termination shall be deemed withdrawn. If no notice is given within

90 days of the event giving rise to Good Reason, the Good Reason shall be deemed waived.

          6.2  Voluntary Termination by Executive; Discharge for Cause.  (a)

In the event that Executive's employment is terminated (i) by the Company for

Cause, as hereinafter defined or (ii) by Executive other than for Good

Reason, Disability or death, Executive shall only be entitled to receive

(A) any Base Salary accrued but unpaid prior to such termination and (B) any
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benefits provided under the employee benefit programs, plans and practices referred to in Section 4.2 hereof, in accordance with their terms. After the termination of Executive's employment under this Section 6.2, the obligations of the Company under this Agreement to make any further payments, or provide any benefits specified herein, to Executive shall thereupon cease and terminate.

          (b)  As used herein, the term "Cause" shall be limited to (i) gross neglect of or willful and continuing refusal by Executive to substantially perform Executive's duties hereunder (other than due to death or Disability,

as such term is defined in Section 6.3 hereof), (ii) any breach of the provisions of Section 11 of this Agreement by Executive, (iii) willfully engaging in conduct that is demonstrably injurious to the Company or the

Company's subsidiaries or affiliates by Executive or (iv) conviction of, or plea of nolo contendere, by Executive to (a) any felony or (b) a misdemeanor involving moral turpitude. Termination of Executive pursuant to this Section

6.2 shall be made by delivery to Executive of written notice, given at least

30 days prior to such Termination, from the Board specifying the particulars of the conduct by Executive set forth in any of clauses (i) through (iv)

above. Termination shall be effected by a majority vote of the Board at a meeting at which Executive shall have had the opportunity (along with counsel) to be heard unless within 30 days after receiving such notice,

Executive shall have cured Cause to the reasonable satisfaction of the Board;

provided, however, that no cure shall be possible if termination for Cause is made pursuant to this Section 6.2(b)(ii) or (iv). As long as Executive is on the Board, he shall reasonably cooperate to cause a valid Board meeting to occur.

          6.3  Disability.  In the event of the Disability (as defined below)

of Executive during the Term of Employment, the Company may terminate

Executive's Term of Employment upon written notice to Executive (or
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Executive's personal representative, if applicable) effective upon the date of receipt thereof (the "Disability Commencement Date"). The obligation of the Company to make any further payments under this Agreement shall, except for earned but unpaid Base Salary, cease as of the Disability Commencement

Date; provided, however, that Executive shall continue to receive payments equal to Executive's Base Salary otherwise payable under this Agreement for a period equal to the lesser of (i) six months after the date of the occurrence of the incapacity causing Executive's Disability and (ii) the number of months otherwise remaining in the Term of Employment, in either case, reduced by the amount of any disability payments otherwise payable to Executive under any insurance program of the Company. The term "Disability," for purposes of this Agreement, shall mean Executive's absence from the full-time performance of Executive's duties pursuant to a reasonable determination made in accordance with the Company's disability plan that Executive is disabled as a result of incapacity due to physical or mental illness that lasts, or is reasonably expected to last, for at least six months.

          6.4  Death.  In the event of Executive's death during his Term of

Employment hereunder or at any time thereafter while payments are still owing to Executive under the terms of this Agreement, all obligations of the

Company to make any further payments, other than the obligation to pay any accrued but unpaid Base Salary or remaining payments that were payable to

Executive by reason of his termination of employment under Section 6.1 to which Executive was entitled at the time of his death, shall terminate upon

Executive's death, and benefits shall become payable under the Company's life and accidental death insurance program in accordance with its terms. Benefits under all other employee benefit programs, plans and practices shall be paid in accordance with their terms.

          6.5  No Further Notice or Compensation.  Executive understands and agrees that he shall not be entitled to any further notice or compensation
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upon Termination of Employment under this Agreement, other than amounts specified in this Section 6 and the Ancillary Documents. Executive shall not have any obligation to seek comparable employment following such termination or resignation, nor shall any compensation received from any subsequent employment reduce the Company's obligations hereunder.

          6.6  Executive's Duty to Provide Materials.  Upon the termination of the Term of Employment for any reason, Executive or his estate shall surrender to the Company all correspondence, letters, files, contracts,

mailing lists, customer lists, advertising materials, ledgers, supplies,

equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates, that may be in Executive's possession or under his control, including all copies of any of the foregoing; provided, however, Executive shall not be required to surrender his personal rolodex, telephone book, appointment book and personal materials acquired by Executive prior to the date hereof.

          7.  Notices.  All notices or communications hereunder shall be in writing, addressed as follows:

          To the Company:



          with a copy to:

               Alvin H. Brown, Esq.
               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York  10017

          To Executive:

               Robert V. LaPenta
               749 Riversville Road
               Greenwich, CT  06831

          with a copy to:

               Robert C. Schwenkel
               Fried, Frank, Harris, Shriver & Jacobson
               1 New York Plaza
               New York, New York  10004
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Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid,

addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of sending shall constitute the time at which notice was given.

          8.  Separability.  If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

          9.  Assignment.  This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or, in the case of the Options, by trust for the benefit of Executive's spouse and/or children or by operation of the laws of intestate succession) or by the Company, except that the

Company may assign this Agreement to any successor (whether by merger,

purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

          10.  Amendment.  This Agreement may only be amended by written agreement of the parties hereto.

          11.  Nondisclosure of Confidential Information; Non-Competition.

(a)  While employed by the Company, and at any time thereafter, the Executive shall not, without the prior written consent of the Company, use, divulge,

disclose or make accessible to any other person, firm, partnership,

corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (i) while employed
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by the Company, in the business of and for the benefit of the Company or (ii)

when required to do so by applicable law, by a court, by any governmental agency, or by any administrative body or legislative body (including a committee thereof); provided, however, that Executive shall give reasonable notice under the circumstances to the Company that he has been notified that he will be required to so disclose as soon as possible after receipt of such notice in order to permit the Company to take whatever action it reasonably deems necessary to prevent such disclosure and Executive shall cooperate with the Company to the extent that it reasonably requests him to do so. For purposes of this Section 11(a), "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company, its subsidiaries, its affiliates or customers,

that, in any case, is not otherwise available to the public (other than by

Executive's breach of the terms hereof).

          (b)  In consideration of the Company's obligations under this

Agreement, Executive agrees that during the period of his employment hereunder and for a period of twelve (12) months thereafter, without the prior written consent of the Board, (A) he will not, directly or indirectly,

either as principal, manager, agent, consultant, officer, stockholder,

partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any entity which is in competition with the business of the Company or its subsidiaries and (B) he shall not, on his own behalf or on behalf of any person, firm or company,

directly or indirectly, solicit or offer employment to any person who is or has been employed by the Company or its subsidiaries at any time during the twelve (12) months immediately preceding such solicitation; provided,

however, that if the Executive's employment terminates following the
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expiration of the Initial Term, this subsection 11(b) shall only be effective during the period, if any, that the Company pays the Executive the Severance

Payments.

          (c)  For purposes of this Section 11, an entity shall be deemed to be in competition with the Company if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Company as a part of the business of the Company within the same geographic area in which the Company effects such sales or dealings or renders such services. Notwithstanding this subsection 11(c) or subsection 11(b), nothing herein shall (i) prohibit

Executive from serving as an officer, employee or independent consultant of any business unit or subsidiary which would not otherwise be in competition with the Company or its subsidiaries, but which business unit is a part of,

or which subsidiary is controlled by, or under common control with, an entity that would be in competition with the Company or its subsidiaries, so long as

Executive does not engage in any activity which is in competition with any business of the Company or its subsidiaries or (ii) be construed so as to preclude Executive from investing in any publicly or privately held company,

provided Executive's beneficial ownership of any class of such company's securities does not exceed 5% of the outstanding securities of such class.

          (d)  Executive agrees that this covenant not to compete is reasonable under the circumstances and will not interfere with his ability to earn a living or to otherwise meet his financial obligations. Executive and the Company agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 11 would irreparably injure the Company. Accordingly, Executive agrees that, in the event the Company determines that Executive has breached the covenants contained in this Section 11, the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against

Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

          12.  Beneficiaries; References.  Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of

Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

          13.  Survivorship.  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

The provisions of this Section 13 are in addition to the survivorship provisions of any other section of this Agreement.

          14.  Dispute Resolution; Legal Fees.  Any dispute or controversy arising under or in connection with this Agreement shall be resolved by the court with the appropriate jurisdiction in the State of New York. The prevailing party shall be entitled to be reimbursed for any reasonable legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement.
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          15.  Governing Law.  This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law.

          16.  Effect on Prior Agreements.  This Agreement and the Ancillary

Documents contain the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding,

both written and oral, between the Company, any affiliate of the Company or any predecessor of the Company or affiliate of the Company and Executive.

          17.  Withholding.  The Company shall be entitled to withhold from payment any amount of withholding required by law.

          18.  Survival.  Notwithstanding the expiration of the term of this

Agreement, the provisions of Section 11 hereunder shall remain in effect as long as is reasonably necessary to give effect thereto in accordance with the terms hereof.

          19.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

                       L-3 Communications Holdings, Inc.

                       By /s/ Michael T. Strianese
                       Name:  Michael T. Strianese
                       Title:  Vice President, Finance and Controller


                        /s/ Robert V. LaPenta
                       Robert V. LaPenta